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Exhibit 99(a)

January 30, 1998
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CLEVELAND, OHIO ... Eaton Corporation today said it has completed the $500 million repurchase of common shares that was authorized by the company's Board of Directors on September 24, 1997. The company said at the time of the authorization that it was repurchasing the shares in order to avoid dilution of share earnings that might result from the sale of the company's Axle & Brake and Appliance Controls businesses. The buyback resulted in 5.5 million shares being repurchased. Eaton now has 71.5 million shares outstanding.

A second program, approved by the board in December, 1994, authorizing the repurchase of 5 million shares, continues in effect. Approximately 3 million shares have been purchased under that program, which is intended to offset earnings dilution resulting from employee exercise of stock options.

Eaton Corporation is a global manufacturer of highly engineered product that serve industrial, vehicle, construction, commercial and semiconductor markets. Principal products include electrical power distribution and control equipment, truck drivetrain systems, engine components, hydraulic products, ion implanters and a wide variety of controls. Headquartered in Cleveland, the company has 49,000 employees and 145 manufacturing sites in 28 countries around the world. Sales for 1997 were $7.6 billion.


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